Exhibit 10.2
Purpose
Our purpose at CHS is to create connections to empower agriculture. The CHS Executive Long-Term Incentive Plan (the “Plan”), referred to as the CHS Long-Term Incentive Plan prior to September 1, 2021, is provided to eligible executives as defined herein (each a “Participant”) who can have influence on long-term business success.
The objectives of this Plan are to:
•Link a component of the Participants’ total compensation with long-term business performance
•Encourage Participants to generate competitive returns on our invested capital over the long term
•Maintain an overall competitive compensation structure for Participants
•Retain key executives
Performance Period
Each performance period for the Plan (“Performance Period”) is measured in three (3) fiscal year (currently September 1 through August 31) segments. A new three-year Performance Period begins each fiscal year on September 1. Therefore, three concurrent Performance Periods are in operation at any one time, as illustrated below.

Year One	Year Two	Year Three	Year Four	Year Five
Performance Period A
Performance Period B
Performance Period C
The first fiscal year of each Performance Period is the “Grant Year”. The Participant’s Award Opportunity is determined at the end of the Grant Year for each Performance Period.
For purposes of this Plan, “Award” is defined as the amount that is awarded to a Participant for a Performance Period upon the CHS Board of Directors approving the Performance Period financial results and authorizing distribution of Awards to Participants following the end of a Performance Period.
Eligibility
Unless and to the extent the Plan Administrators determine otherwise, employees in the positions of Vice President, Senior Vice President, Executive Vice President, President, and Chief Executive Officer are eligible for the Plan.
Participants may forfeit their eligibility under the Plan or have their opportunity for any Award modified at the discretion of the Plan Administrators for one or more Performance Periods if the Plan Administrators determine in their sole discretion that the Participant is no longer eligible to be a Participant or as otherwise provided herein. With respect to any three-year Performance Period that has not yet been completed, a Participant has no right to continued eligibility under the Plan.
To be eligible for an Award for any Performance Period, Participants must be eligible pursuant to the terms of the Plan (i) on or before August 31 of the Grant Year (last day of year one of the three-year Performance Period), and (ii) on the date the Performance Period ends (as of August 31 of year three).
CHS Executive Long-Term Incentive Plan U.S. Plan Document 9/26

If a Participant’s employment ends prior to the last day of a Performance Period, the Participant will no longer be eligible for, and will not receive any Award under the Plan for the Performance Period, unless employment ends after the Grant Year due to retirement, death or permanent disability.
•New Participants
oA Participant must be an active and eligible Participant as of August 31 of the Grant Year (last day of year one of the three-year Performance Period) to be eligible for an Award under the Plan for that Performance Period.
oAny Award Opportunity for eligible new Participants is granted in full (not pro-rated) regardless of when the Participant becomes eligible during the Grant Year.
oA Participant who is promoted to an eligible position while participating in the CHS Long-Term Incentive Plan is considered a New Participant of this Plan.
oRetirement, Death, or Permanent Disability
oAfter the Grant Year is completed, a Participant is eligible for a full Award (not pro-rated) for that Performance Period in the event that, during the second or third year of the Performance Period, the Participant:
retires, which for purposes of this Plan is defined as separation from service for any reason other than a leave of absence, death, or permanent disability on or after the earlier of the attainment of (i) age sixty-five (65) or (ii) age fifty-five (55) with ten (10) years of vesting service (defined as calendar year in which Participant worked at least 1000 hours), becomes deceased, or
is permanently disabled, which is defined as (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of CHS.
oA Participant must be an active and eligible Participant at the end of the Grant Year to be eligible for any Award under the Plan for that Performance Period.
oAwards are determined and processed in the same manner and at the same time as for other Participants.
oFor the avoidance of doubt, if employment ends for any reason (including but not limited to retirement, death, or permanent disability) during the Grant Year of a given Performance Period, the Participant will not be eligible for and will not receive an Award for that Performance Period.
oLeave of Absence
oA Participant on paid and/or unpaid leave status for any reason for the entire Grant Year is not eligible for an Award for that Performance Period, except to the extent eligibility may be required by applicable law.
oAward eligibility is not generally impacted by other leave of absence so long as eligibility requirements under this Plan are otherwise met.

oParticipant transitioning to a role not eligible for ELTI
CHS Executive Long-Term Incentive Plan U.S. Plan Document 9/26

oA Participant is eligible to continue participating in any previously granted Award provided the Participant remains employed through the date the applicable Performance Period ends.

Forfeiture and Modification for Performance or Behavior
A Participant may forfeit eligibility under the Plan for any Performance Period or have their opportunity for an Award under the Plan modified at the discretion of the Plan Administrators, if it has been determined that the Participant has failed to meet job performance criteria and standards, which includes but is not limited to documented performance issues, or acts of misconduct, dishonesty or violation of CHS policies and procedures. Forfeiture of eligibility or modification of a Participant’s opportunity for an Award under the Plan must be approved by the Plan Administrators.
Performance Goals
The Plan has predetermined financial performance goals based on Return on Invested Capital (“ROIC”), which are defined in the Plan Appendix for each Performance Period.
The President and Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) recommend to the CHS Board of Directors for approval, the Threshold, Target, Maximum and Superior performance goals for each three-year Performance Period pursuant to this Plan. The ROIC performance goals for each Performance Period are cumulative goals that are measured over the entire Performance Period.
The Target Performance Goal is the expected level of performance. Each of the other Performance Goal levels is associated with a multiplier, which is a percent of the Target Performance Goal level. When results fall between Performance Goal levels, the percent of Target to be used in the calculation is mathematically interpolated. The following table provides an example of Performance Goal Levels and the associated multipliers as a percent of Target.

Performance Goal Level	Level Definition	Percent of Target
Superior	Highest level of Performance	400%
Maximum	Above Expected level of Performance	200%
Target	Expected level of Performance	100%
Threshold	Lowest level of Performance – Plan Trigger	50%
Performance Goal Trigger
As noted in the table above, Threshold Performance, as defined in the Plan Appendix, must be met to trigger any potential Award under the Plan for any Performance Period.
Award Opportunity
The calculation of each Participant’s Award Opportunity (“Award Opportunity”) for any Performance Period is determined at the end of the Grant Year based on:
oParticipant’s base salary as of August 31 of the Grant Year, also referred to as “Pay Basis.”
oTarget level award percentage, which varies by grade level, title and/or job. The Company can vary a Participant’s Target level award percentage at the sole discretion of the Plan Administrators.
oEach Participant’s Award Opportunity for any Performance Period is determined by multiplying Pay Basis by the Participant’s Target level award percentage as of August 31 of the Grant Year.
Award Payment
CHS Executive Long-Term Incentive Plan U.S. Plan Document 9/26

A Participant will receive an Award only pursuant to the terms of this Plan and only if the CHS Board of Directors approves providing Awards to Participants for any Performance Period that has ended.
Awards under the Plan, including for Participants who are no longer employed by the Company after the end of the Performance Period due to retirement, death, or permanent disability, are determined, approved, communicated, and paid as soon as administratively feasible following the Performance Period. No Award shall be deemed approved under the Plan until after Performance Period financial results are approved by the CHS Board of Directors.
Participant’s potential for an Award under the Plan can be modified or terminated without Participant consent for any reason up until the CHS Board of Directors approve the Performance Period financial results. Once approved, Awards cannot be modified or terminated, except as expressly provided in the Plan.
Participants may elect to defer all or a portion of an Award pursuant to the terms of the CHS Deferred Compensation Plan. Any Award under the ELTI Plan shall be issued no later than December 31 following the applicable Performance Period. Award payments are made through the same process as the Participant’s paycheck, and all payments are subject to appropriate withholdings. Participants may want to obtain personal tax advice related to any payment under the ELTI Plan.
Administration
The CEO, CFO and Chief Human Resource Officer (CHRO) administer the Plan (collectively the Plan Administrators). The Plan Administrators are authorized to jointly make all decisions as required in the administration of the Plan and may, in their sole discretion, define, interpret, construe, administer and apply Plan provisions, and make all eligibility determinations as previously described in the Plan. Further, the Plan Administrators may jointly approve amendments to the Plan, provided however, that any such amendments are not a material modification or material amendment to the Plan. For the avoidance of doubt, any material modification or material amendment to the Plan, including with respect to the performance metrics or performance goals established for any current Performance Period, must be approved by the CHS Board of Directors.
General Provisions
During any three-year Performance Period, CHS reserves the right to change or cancel the Plan at any time. This Plan document does not intend to, nor does it operate to, create an employment contract or provide a guarantee of continued employment. The CHS Executive Long-Term Incentive Plan – U.S. Plan Document does not give rise to any rights not expressly stated in the Plan.
Non-Recurring Events: Non-recurring business events that have a substantial impact on CHS financial results during the Performance Period, may be excluded (or included as appropriate) from the calculations for determining any Awards. Such events could include but are not limited to, major gains or losses from acquisitions (including planned short-term gains or losses), divestitures, lawsuits, significant business write-offs, business reorganizations, casualty losses or sale of assets. Any such exclusion must be approved by the CHS Board of Directors.
Recovery: Any Awards issued under the plan shall be subject to recovery and any penalties pursuant to the Company’s Incentive Recovery Policy , Prohibiting Detrimental Conduct Policy and any other applicable company policy or successor policy, law, rule, regulation, or applicable stock exchange rule (including without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable stock exchange listing rule adopted pursuant thereto), as each of the foregoing may be amended from time to time.
This Plan document applies to eligible U.S. Participants. A separate plan document is customized for eligible international employees.
This document, effective September 1, 2026 supersedes the CHS Executive Long-Term Incentive Plan document effective September 1, 2024 and is only applicable to Performance Periods that begin on or after
CHS Executive Long-Term Incentive Plan U.S. Plan Document 9/26

September 1, 2026. Performance Periods that began prior to September 1, 2026 are administered according to the documents in effect as of those respective Performance Periods.
Approvals
Chief Human Resource Officer: _______________________________________

Chief Financial Officer: _______________________________________

Chief Executive Officer: _______________________________________
CHS Executive Long-Term Incentive Plan U.S. Plan Document 9/26